Exhibit 99.1
Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290

Release date: December 21, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ANNOUNCES ACQUISITION OF UNITED MEMORIAL PRODUCTS, INC.

PITTSBURGH, PA, December 21, 2009 -- Matthews International Corporation (NASDAQ GSM: MATW) today announced the acquisition of United Memorial Products, Inc., a leading supplier of granite memorial products, burial vaults and caskets in the western United States.  United Memorial Products, which is headquartered in Los Angeles, CA, reported sales of approximately $11 million in calendar 2008.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated, “The acquisition of United Memorial Products adds first-rate granite offerings to the memorial expertise of Matthews, allowing us to increase our presence as a full-service memorial products supplier.  United’s reputation for superior customer service and high-quality products makes them an ideal partner as we expand the breadth of our memorial product offerings.”

James P. Doyle, President of Matthews Memorialization Group, said, “Matthews already is a leading supplier of bronze memorials.  This acquisition is designed to strengthen our presence in the broad granite segment and enable us to be an even more valuable resource to our customers.”

Terms of the acquisition were not immediately disclosed.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include

Matthews International Corporation                                                                       2 of 2 December 21, 2009

cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.